PROMISSORY NOTE

$1,450,000                                                    New York, New York
                                                               February 28, 2007

            National Investment Managers Inc., a Florida corporation (the "Maker"), for value received, hereby promises to pay to Michael E. Callahan (the "Holder"), the principal sum of One Million Four Hundred and Fifty Thousand Dollars ($1,450,000) (the "Principal") in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, which shall be payable in five installments as follows: (i) Three Hundred Thousand ($300,000) Dollars payable on November 1, 2007, (ii) Three Hundred Thousand ($300,000) Dollars payable on May 1, 2008,
(iii) Two Hundred and Fifty Thousand  ($250,000)  Dollars payable on November 1,
2008 and (iv) Three Hundred Thousand ($300,000) Dollars payable on May 1, 2009 and (v) Three Hundred Thousand ($300,000) Dollars payable on November 1, 2009. The Maker further promises to pay interest on the unpaid principal balance hereof at the rate of six percent (6%) per annum, interest on the outstanding balance to be paid annually in arrears. Interest shall be calculated on the basis of a 360 day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of New York.

            Notwithstanding anything to the contrary contained herein, the amount of each of the installments described above is subject to adjustment (downwards or upwards, but in no event will the total payments of principal under this Note exceed $1,450,000 in the aggregate, and in no event will the installment payments in the aggregate exceed $1,450,000) in accordance with
Section 2.3 of the Stock Purchase Agreement, dated as of the date hereof, among the Maker, the Holder, Pentec, Inc. and Pentec Management, Inc. (the "Purchase Agreement"). Any such adjustment shall be made to the installment payment that corresponds to such Measurement Period (as defined in the Stock Purchase Agreement). For example, any adjustment made in relation to the first Measurement Period (as defined in the Purchase Agreement) will be applied to the first installment payment due under this Note.

            Notwithstanding anything to the contrary contained herein, in the event the Holder and the Maker submit a dispute regarding the determination of the Adujsted EBITDA (as defined in Section 2.3(a) of the Purchase Agreement) to an Independent Accounting Firm (as defined in the Purchase Agreement) and such Independent Accounting Firm does not issue its report before one of installment dates set forth above, Maker shall not be required to make such installment payment to Holder until the fifth (5th) business day after such report is issued by such Independent Accounting Firm.

            This Note can be prepaid in whole or in part at any time without the consent of the Holder provided that Maker shall pay all accrued interest on the principal so prepaid to date of such prepayment.

            The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

            a. Application for, or consent to, the appointment of a receiver, trustee or liquidator for Maker or of its property;

            b. Admission in writing of the Maker's inability to pay its debts as they mature;

            c. General assignment by the Maker for the benefit of creditors;


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            d. Filing by the Maker of a voluntary  petition in  bankruptcy  or a petition or an answer seeking reorganization, or an arrangement with creditors;

            e. Entering against the Maker of a court order approving a petition filed against it under the federal bankruptcy laws, which order shall not have been vacated or set aside or otherwise terminated within 60 days;

            f. Default in the payment of the principal or accrued interest on this Note, when and as the same shall become due and payable, whether by acceleration or otherwise, which such default has not been cured within thirty
(30) days of the Holder notifying the Maker in writing of such default;

            In the event the Holder's employment with the Maker is terminated without Cause (as such term is defined in the Employment Agreement), the entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable on the Termination Date (as defined in the Employment Agreement).

            In the event the Maker experiences a Change in Control (as defined below), the Earned Portion (as such term is defined in the Purchase Agreement) of the unpaid principal amount under this Note, and all interest accrued with respect to the Earned Portion, shall be immediately due and payable. A "Change in Control" means any of the following: (i) any "Person" or "group" (as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the then outstanding voting equity interests of the Maker (other than a "Person" or "group" that beneficially owns 50% or more of such outstanding voting equity interests on the date hereof); (ii) the Maker sells, leases, transfers or otherwise disposes of all or substantially all of its assets; or (iii) the Maker merges or consolidates with or into any other "Person", or any other "Person" merges or consolidates with or into the Maker, in each case unless the holders of a majority of the outstanding voting equity interests of the Maker immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting equity interests of the resulting or surviving entity.

            All rights and remedies available to the Holder pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

            This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged.

            In the event the Maker is found by a court of competent jurisdiction to have materially breached this Note, the Holder shall be entitled to be reimbursed by the Maker for all costs of collection including all court costs and reasonable attorney's fees paid or incurred by the Holder in enforcing this Note.

            This Note shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the successors, endorsees or assigns of the Maker and inure to the benefit of the Holder, its successors, endorsees and assigns. The Maker may not delegate any of its obligations, or assign any of its rights, under this Note without the prior written consent of the Holder.


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            The Maker hereby  irrevocably  consents to the  jurisdiction  of the courts located in New York City, in the State of New York and the United States District Court for the Southern District of New York in connection with any action or proceeding arising out of or relating to this Note. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

                                            NATIONAL INVESTMENT MANAGERS INC.


                                            By: /s/ Leonard Neuhaus
                                            Name:  Leonard Neuhaus
                                            Title: COO


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